Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
(516) 608-7020

SYSTEMAX REPORTS SECOND QUARTER RESULTS

Second Quarter Highlights:
      •    Sales: $647 million, up 18%
      •    Operating Income: $20 million, up 90%
      •    Net Income: $ 13.8 million, up 94%
      •    Diluted Earnings Per Share: $.37 vs. $.19

PORT WASHINGTON, NY, August 8, 2007 – Systemax Inc. (NYSE:SYX) today announced results for the second quarter and six months ended June 30, 2007.

Net sales for the quarter increased 18% to $647 million compared to $547 million in the second quarter of 2006. Sales of technology products (computers, computer supplies and consumer electronics) grew by 19% and sales of industrial products grew by 12%. Gross margin improved to 15.3% from 14.1% in the second quarter of 2006 and operating income was $20.1 million compared to $10.6 million in the second quarter of 2006. Net income was $13.8 million, or $.37 per diluted share, compared to $7.1 million, or $.19 per diluted share, in the second quarter of 2006.

For the six months ended June 30, 2007, net sales increased 18% to $ 1.3 billion from $1.1 billion during the same period last year. Net income increased 12% to $27.7 million or $.73 per diluted share compared to $24.7 million or $.67 per diluted share a year ago. Included in net income for the six months ended June 30, 2007 is an after tax gain of approximately $1.5 million or $.04 per diluted share related to a lawsuit settlement and included in net income for the six months ended June 30, 2006 is an after tax gain of $4.3 million, or $.12 per diluted share from the sale of a warehouse facility.

Richard Leeds, Chairman and Chief Executive Officer, said "I am very pleased with second quarter 2007 consolidated results, highlighted by our 18% growth in sales, improved gross margin and 90% growth in operating income. Although we are still in an intensely competitive environment, we experienced less price discounting in the quarter and we are pleased that our consolidated gross margin has shown improvement in the last two consecutive quarters. Gross margin improved from 12.9% in the fourth quarter of 2006 to 14.3% in the first quarter of 2007 and 15.3% in the second quarter of 2007. We also maintained good control over our cost structure as selling, general and administrative expense as a percentage of sales in the quarter was flat at 12.2 % compared to the second quarter 2006, despite increased consulting and staffing costs associated with the requirements of Section 404 of the Sarbanes-Oxley Act."

Gilbert Fiorentino, Chief Executive Officer of TigerDirect.com and the technology products segment, noted, "the trend of strong sales growth in both the North American and European markets continued in the second quarter. North American technology product sales grew 15% in the quarter, driven by growth in all sales channels. European sales grew 26% overall, 17 % after taking into account exchange rate effects, in the second quarter driven primarily by growth in internet sales and public sector customers."

Richard Leeds, commenting on other operations, noted "in the industrial products segment, sales grew 12 % in the second quarter compared to 2006, driven primarily by increased internet sales and continuing competitive advantages due to our worldwide sourcing and aggressive pricing strategies. Industrial product sales transacted via the internet grew 34% in the second quarter of 2007. "

Larry Reinhold, Chief Financial Officer, noted that the Company's overall financial condition remains solid as evidenced by its working capital of $231 million, which included cash and equivalents of $82 million. Cash flow from operations for the quarter was approximately $27 million and for the first six months of 2007 was over $45 million. Operationally, days sales outstanding were 25 days at June 30, 2007 and inventory turned at an annual rate of approximately 9 times during the quarter. Our effective tax rate was 36.1% for the first six months of 2007, up slightly from the prior year.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell personal computers, computer supplies, consumer electronics and industrial products in North America and Europe. It also manufactures and sells personal computers under the Systemax and Ultra brands.

SYSTEMAX INC.

Condensed Consolidated Statements of Operations – Unaudited

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$647,102	$547,242	$1,323,224	$1,122,150
Cost of sales	547,784	469,872	1,127,232	954,017
Gross profit	99,318	77,370	195,992	168,133
Gross margin	15.3%	14.1%	14.8%	15.0%
Selling, general and administrative expenses	79,249	66,796	154,386	136,681
Operating income	20,069	10,574	41,606	31,452
Operating margin	3.1%	1.9%	3.1%	2.8%
Interest and other (income) expense, net	(956)	(145)	(1,698)	(6,768)
Income before income taxes	21,025	10,719	43,304	38,220
Provision for income taxes	7,263	3,613	15,647	13,557
Effective tax rate	34.5%	33.7%	36.1%	35.5%
Net income	$13,762	$7,106	$27,657	$24,663
Net margin	2.1%	1.3%	2.1%	2.2%

Net income per common share:
Basic	$.38	$.20	$.77	$.71
Diluted	$.37	$.19	$.73	$.67

Weighted average common and common equivalent shares:
Basic	36,006	35,229	35,863	34,802
Diluted	37,686	36,981	37,644	36,563

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(In thousands)
(unaudited)

	June 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$81,823	$86,964
Accounts receivable, net	174,966	164,615
Inventories	248,703	233,136
Prepaid expenses and other current assets	32,530	34,646
Total current assets	538,022	519,361
Property, plant and equipment, net	49,290	48,586
Deferred income taxes and other assets	15,001	16,214
Total assets	$602,313	$584,161
Current liabilities:
Short-term debt	$571	$12,788
Accounts payable and accrued expenses	306,656	277,174
Total current liabilities	307,227	289,962
Long-term debt	367	483
Other liabilities	6,029	4,226
Shareholders' equity	288,690	289,490
Total liabilities and shareholders' equity	$602,313	$584,161

Forward-Looking Statements

This press release contains forward-looking statements about the Company's performance. These statements are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company's management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to "Risk Factors" and the Forward Looking Statements sections contained in the Company's Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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